Exhibit 99.2

[Horace Mann Educators Corporation logo]

Dwayne D. Hallman

Senior Vice President - Finance

Horace Mann Educators

Corporation

(217) 788-5708

www.horacemann.com

HORACE MANN REPORTS RESULTS

FOR THIRD QUARTER

SPRINGFIELD, Ill., October 29, 2008 — Horace Mann Educators Corporation (NYSE:HMN) today reported net losses of $30.8 million (79 cents per share) and $12.0 million (30 cents per share) for the three and nine months ended September 30, 2008, respectively, compared to net income of $18.4 million (41 cents per share) and $64.8 million ($1.45 per share) for the same periods in 2007. Included in these amounts were net realized losses on securities of $45.2 million ($37.5 million after tax, or 96 cents per share) and $55.7 million ($44.2 million after tax, or $1.10 per share) for the three and nine months ended September 30, 2008, respectively. In 2007, the third quarter earnings reflected net realized investment losses of $0.5 million ($0.3 million after tax, or 1 cent per share) and the nine months reflected net realized investment gains of $2.1 million ($1.4 million after tax, or 3 cents per share). All per-share amounts are stated on a diluted basis.

“As previously announced, the continuing challenges of the financial markets had an adverse impact on Horace Mann’s third quarter results, as the company recorded losses and impairment write-downs of $45 million pretax, primarily related to our holdings of Lehman Brothers, Fannie Mae, Freddie Mac and AIG. In addition, and also consistent with previous disclosures, industry-wide catastrophe losses reduced current quarter earnings by approximately 60 cents per share, due in large part to the effect of Hurricanes Gustav and Ike, as compared to an adverse impact of approximately 15 cents per share for the third quarter of 2007,” said Louis G. Lower II, President and Chief Executive Officer. “In spite of the significant level of catastrophe losses, net income before realized investment gains and losses was 17 cents per share in the quarter and our underlying profit fundamentals remain solid. For the current accident year and excluding catastrophes, our property and casualty combined ratio improved sequentially in the third quarter and was below prior year for both the quarter and year to date. In addition, excluding the impact of the valuation of deferred policy acquisition costs and change in the guaranteed minimum death benefit reserve, year-to-date combined annuity and life segment earnings were comparable to a very strong prior year result. Meanwhile, compared to last year’s third quarter, average productivity of the approximately 200 agents who have completed our Agency Business School training increased over 10 percent in our lead auto and annuity lines in spite of the difficult competitive and economic environment.”

“As previously indicated, our estimate of full-year 2008 net income before realized investment gains and losses is between $1.10 and $1.25 per share,” Lower said. “This projection assumes an average amount of property and casualty catastrophe losses in the fourth quarter and a relatively flat performance in the financial markets from September 30 levels.”

Segment Earnings

The property and casualty segment recorded a net loss of $1.3 million for the quarter, resulting in a decrease of $11.7 million compared to the segment’s net income for the same period in 2007, including a $16.9 million increase in after tax catastrophe costs. Pretax catastrophe costs in the current quarter were $36.2 million compared to $10.3 million incurred in the third quarter of 2007. Hurricane Gustav, at approximately $13 million pretax, and Hurricane Ike, at approximately $12 million pretax, represented the most significant third quarter catastrophe events for the company, with approximately $5 million pretax of adverse reserve development for catastrophe activity in the second quarter of 2008 also recorded in the current period. The third quarter 2008 property and casualty combined ratio was 109.7 percent, including 26.9 percentage points due to catastrophe costs, compared to 96.7 percent, including 7.7 percentage points due to catastrophe costs, in the prior year period. Favorable prior years’ reserve development totaling $6.3 million was recorded in the current quarter, which represented 4.7 percentage points on the combined ratio, compared to $3.7 million, or 2.8 percentage points on the combined ratio, recorded in the third quarter of 2007.

Annuity segment net income of $6.3 million for the quarter increased $1.1 million compared to the third quarter of 2007. Compared to the prior year and similar to the first six months of 2008, current period improvements in the interest margin were offset by the adverse impact of the financial markets on the level of contract charges earned. For the third quarter of 2008, the valuation of annuity deferred policy acquisition costs had a net positive impact on earnings, with the favorable impact related to the investment losses recognized in the quarter more than offsetting the adverse impact of the financial markets on variable deposit fund performance. “Third quarter annuity net fund flows were positive and have increased sequentially over the last two quarters, while cash value persistency of 93 percent has increased steadily throughout the year,” noted Lower.

Life segment net income of $4.4 million for the current quarter decreased $1.1 million compared to the same period a year earlier, as growth in earned premium and investment income was more than offset by higher mortality costs. Life persistency remained in excess of 94 percent.

Segment Revenues

The company’s total premiums written and contract deposits declined 1 percent and 2 percent compared to the third quarter and first nine months of 2007, respectively, largely due to expected decreases in single premium annuity deposit receipts in 2008.

Property and casualty premiums written increased 1 percent compared to prior year, reflecting lower catastrophe reinsurance premiums and an increase in average property and auto premiums per policy.

Annuity new contract deposits decreased 5 percent and 8 percent compared to the three and nine months ended September 30, 2007, respectively. Scheduled, flexible-premium annuity deposit receipts decreased moderately compared to the prior year, while rollover deposits declined 4 percent and 16 percent compared to the third quarter and first nine months of 2007, respectively. Life segment insurance premiums and contract deposits were comparable to the prior year.

Sales and Distribution

For the three and nine months ended September 30, 2008, total new auto sales units were 2 percent and 6 percent lower in the current periods than in the prior year, respectively. “Third quarter true new auto sales volume improved sequentially, reflecting continued productivity gains in the current period,” said Lower. Similarly, Horace Mann agent flexible premium annuity sales were up 9 percent in the quarter and 6 percent year to date versus prior year, offset by lower independent agent sales and an expected decline in single premium rollover deposits. “IRS transition regulations for the 403(b) annuity marketplace continue to reduce new rollover deposits industry-wide,” said Lower.

The number of career agents declined 13 percent to 690 agents at September 30, 2008 compared to 12 months earlier. “As expected, our decline in agent count primarily reflects the loss of lower-producing agents and a reduction in new agent hires as we continue to transition our hiring standards to target only those individuals we believe will be successful in the new Agency Business Model,” Lower said. Including 360 licensed producers who work for the agents, Horace Mann’s total points of distribution increased to 1,050, a growth of 2 percent over prior year. “In spite of the decline in agent count, a difficult competitive and economic environment, and our continuing actions to reduce risk exposure in hurricane-prone areas, we have recorded positive property and casualty written premium growth and only a slight decline in property and casualty policies in force this year. Growth in Agency Business School graduate productivity, policyholder retention, and educator policies in force — the primary focal points of our strategic initiatives — have contributed significantly to these results.”

Investment Gains and Losses

In 2008, pretax net realized investment losses were $45.2 million for the third quarter, including $33.4 million of impairment write-downs and $14.2 million of realized impairment losses on securities that were disposed of during the quarter. Of the investment losses, $29 million ($24 million of write-downs and $5 million on disposals) were on fixed maturity and preferred stock securities of Lehman Brothers Holdings, Inc., the Federal National Mortgage Association (“Fannie Mae”), the Federal Home Loan Mortgage Corporation (“Freddie Mac”), and American International Group, Inc. The remaining $9 million of impairment write-downs included $2 million related to securities that the Company no longer intends to hold until the value fully recovers. An $11.5 million deferred tax allowance was established at September 30, 2008, based on an assessment that gross realized and unrealized investment gains were insufficient to offset gross unrealized investment losses. Approximately $8.2 million of the allowance related to losses realized during the quarter on Lehman Brothers, Fannie Mae and Freddie Mac, which are considered to be permanently impaired, and was recorded as a reduction to the company’s tax benefit on realized investment losses.

“While the investment losses we realized in the quarter were not insignificant, they are very manageable in terms of our ability to maintain acceptable insurance subsidiary capital and operating ratios, particularly in light of the flexibility afforded us by our existing bank credit facility,” said Lower. As previously disclosed, on October 2, 2008 the company drew down $75 million of its $125 million bank credit facility, which currently remains at the holding company level.

Net unrealized investment losses on fixed maturity and equity securities increased from $4.8 million at December 31, 2007, to $105.9 million at June 30, 2008, and totaled $271.1 million at September 30, 2008. This dramatic and relatively recent increase in the unrealized position reflects the extreme and unprecedented widening of corporate bond spreads. “Our considered judgment is that our unrealized balance almost exclusively reflects a remarkably disruptive credit market in a crisis mode where liquidity has been severely impaired, with spreads and prices disconnected from rational valuation across all asset classes,” said Lower. “Given our insignificant exposure to sub-prime, Alt-A and other lower-quality securities, coupled with the credit enhancement of the government’s TARP program being available to many of our financial institution holdings, we remain comfortable with the underlying credit quality of our portfolio.”

Horace Mann — the largest national multiline insurance company focusing on educators’ financial needs — provides auto and homeowners insurance, retirement annuities, life insurance and other financial solutions. Founded by educators for educators in 1945, the company is headquartered in Springfield, Ill. For more information, visit www.horacemann.com.

Statements included in this news release that are not historical in nature are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to certain risks and uncertainties. Horace Mann is not under any obligation to (and expressly disclaims any such obligation to) update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Please refer to the company’s Quarterly Report on Form 10-Q for the period ended June 30, 2008 and the company’s past and future filings and reports filed with the Securities and Exchange Commission for information concerning the important factors that could cause actual results to differ materially from those in forward-looking statements.

# # #

HORACE MANN EDUCATORS CORPORATION

Digest of Earnings and Highlights (Unaudited)

(Dollars in Millions, Except Per Share Data)

	Quarter Ended September 30,			Nine Months Ended September 30,
	2008	2007	% Change	2008	2007	% Change
DIGEST OF EARNINGS
Net income (loss)	$(30.8)	$18.4	N.M.	$(12.0)	$64.8	N.M.

Net income (loss) per share:
Basic	$(0.79)	$0.42	N.M.	$(0.30)	$1.50	N.M.
Diluted (A)	$(0.79)	$0.41	N.M.	$(0.30)	$1.45	N.M.
Weighted average number of shares and equivalent shares (in millions) (B):
Basic	39.1	43.3	-9.7%	40.1	43.2	-7.2%
Diluted (A)	39.1	44.3	-11.7%	40.1	44.8	-10.5%

HIGHLIGHTS

Operations

Insurance premiums written and contract deposits	$251.4	$254.4	-1.2%	$721.0	$735.5	-2.0%

Return on equity (C)				1.0%	14.2%	N.M.

Property & Casualty GAAP combined ratio	109.7%	96.7%	N.M.	103.3%	91.8%	N.M.
Effect of catastrophe costs on the Property & Casualty combined ratio	26.9%	7.7%	N.M.	15.9%	4.4%	N.M.

Experienced agents				529	576	-8.2%
Financed agents				161	221	-27.1%
Total agents				690	797	-13.4%
Licensed producers				360	228	57.9%
Total points of distribution (D)				1,050	1,025	2.4%

Additional Per Share Information

Dividends paid	$0.105	$0.105	—	$0.315	$0.315	—

Book value (E)				$11.82	$15.73	-24.9%

Financial Position

Total assets				$5,798.4	$6,295.3	-7.9%
Short-term debt				—	—	—
Long-term debt				199.5	199.5	—
Total shareholders’ equity				461.8	680.9	-32.2%

N.M. - Not meaningful.

(A)	Effective December 31, 2004, the Company adopted EITF Consensus 04-8, “The Effect of Contingently Convertible Instruments on Diluted Earnings per Share”. Diluted per share information for all periods is presented on a basis consistent with this consensus. On May 14, 2007, the Company redeemed all remaining Senior Convertible Notes. For the nine months ended September 30, 2007, the Senior Convertible Notes represented 0.6 million equivalent shares and had after tax interest expense of $0.3 million.

(B)	In November and December 2007, the Company repurchased 1,111,600 shares of its common stock at an aggregate cost of $20.7 million, or an average cost of $18.66 per share. During the three months ended March 31, 2008, the Company repurchased 1,636,376 shares of its common stock at an aggregate cost of $29.5 million, or an average cost of $18.01 per share. During the three months ended June 30, 2008, the Company repurchased 1,561,849 shares of its common stock at an aggregate cost of $24.8 million, or an average cost of $15.93 per share.

(C)	Based on trailing 12-month net income (loss) and average quarter-end shareholders’ equity.

(D)	Includes licensed producers working in exclusive agents’ offices and excludes independent agents.

(E)	Book value per share excluding the fair value adjustment for investments was $15.82 at September 30, 2008 and $16.21 at September 30, 2007. Ending shares outstanding were 39,061,788 at September 30, 2008 and 43,294,959 at September 30, 2007.

HORACE MANN EDUCATORS CORPORATION

Statements of Operations and Supplemental GAAP Consolidated Data (Unaudited)

(Dollars in Millions)

	Quarter Ended September 30,			Nine Months Ended September 30,
	2008	2007	% Change	2008	2007	% Change
STATEMENTS OF OPERATIONS

Insurance premiums and contract charges earned	$163.4	$163.3	0.1%	$489.7	$488.0	0.3%
Net investment income	57.8	56.0	3.2%	172.2	166.3	3.5%
Net realized investment gains (losses)	(45.2)	(0.5)	N.M.	(55.7)	2.1	N.M.
Other income	2.2	2.9	-24.1%	7.5	9.0	-16.7%
Total revenues	178.2	221.7	-19.6%	613.7	665.4	-7.8%
Benefits, claims and settlement expenses	131.2	108.6	20.8%	360.2	307.0	17.3%
Interest credited	33.2	32.2	3.1%	97.9	95.0	3.1%
Policy acquisition expenses amortized	16.2	18.4	-12.0%	56.0	55.7	0.5%
Operating expenses	30.6	31.9	-4.1%	98.7	101.2	-2.5%
Amortization of intangible assets	1.3	1.2	8.3%	4.1	4.0	2.5%
Interest expense	3.4	3.4	—	10.2	10.6	-3.8%
Total benefits, losses and expenses	215.9	195.7	10.3%	627.1	573.5	9.3%
Income (loss) before income taxes	(37.7)	26.0	N.M.	(13.4)	91.9	N.M.
Income tax expense (benefit)	(6.9)	7.6	N.M.	(1.4)	27.1	N.M.

Net income (loss)	$(30.8)	$18.4	N.M.	$(12.0)	$64.8	N.M.

ANALYSIS OF PREMIUMS WRITTEN AND CONTRACT DEPOSITS

Property & Casualty
Automobile and property (voluntary)	$143.1	$141.7	1.0%	$407.4	$401.1	1.6%
Involuntary and other property & casualty	0.4	0.3	33.3%	1.4	2.0	-30.0%
Total Property & Casualty	143.5	142.0	1.1%	408.8	403.1	1.4%

Annuity deposits	83.1	87.8	-5.4%	237.8	258.3	-7.9%

Life	24.8	24.6	0.8%	74.4	74.1	0.4%

Total	$251.4	$254.4	-1.2%	$721.0	$735.5	-2.0%

ANALYSIS OF SEGMENT NET INCOME (LOSS)

Property & Casualty	$(1.3)	$10.4	N.M.	$13.6	$45.1	-69.8%

Annuity	6.3	5.2	21.2%	14.4	13.7	5.1%

Life	4.4	5.5	-20.0%	12.2	12.7	-3.9%

Corporate and other (A)	(40.2)	(2.7)	N.M.	(52.2)	(6.7)	N.M.

Net income (loss)	(30.8)	18.4	N.M.	(12.0)	64.8	N.M.

Catastrophe costs, after tax, included above (B)	(23.6)	(6.7)	252.2%	(41.6)	(11.5)	261.7%

N.M. - Not meaningful.

(A)	The Corporate and Other segment includes interest expense on debt and the impact of realized investment gains and losses and other corporate level items. The Company does not allocate the impact of corporate level transactions to the insurance segments consistent with how management evaluates the results of those segments. See detail for this segment on page 4.

(B)	Includes allocated loss adjustment expenses and catastrophe reinsurance reinstatement premiums. See also page 3.

HORACE MANN EDUCATORS CORPORATION

Supplemental Business Segment Overview (Unaudited)

(Dollars in Millions)

	Quarter Ended September 30,			Nine Months Ended September 30,
	2008	2007	% Change	2008	2007	% Change
PROPERTY & CASUALTY

Premiums written	$143.5	$142.0	1.1%	$408.8	$403.1	1.4%
Premiums earned	134.5	133.4	0.8%	402.0	399.2	0.7%
Net investment income	8.7	9.3	-6.5%	27.0	27.8	-2.9%
Other income	—	0.3	-100.0%	1.1	2.0	-45.0%
Losses and loss adjustment expenses (LAE)	117.5	97.4	20.6%	320.2	270.3	18.5%
Operating expenses (includes policy acquisition expenses amortized)	30.1	31.5	-4.4%	95.3	96.1	-0.8%
Income (loss) before tax	(4.4)	14.1	N.M.	14.6	62.6	-76.7%
Net income (loss)	(1.3)	10.4	N.M.	13.6	45.1	-69.8%

Net investment income, after tax	7.3	7.8	-6.4%	22.6	23.0	-1.7%

Catastrophe costs, after tax (A)	23.6	6.7	252.2%	41.6	11.5	261.7%
Catastrophe losses and LAE, before tax	36.2	10.3	251.5%	64.0	17.7	261.6%
Reinsurance reinstatement premiums, before tax	—	—	—	—	—	—

Operating statistics:
Loss and loss adjustment expense ratio	87.3%	73.0%	N.M.	79.6%	67.7%	N.M.
Expense ratio	22.4%	23.7%	N.M.	23.7%	24.1%	N.M.
Combined ratio	109.7%	96.7%	N.M.	103.3%	91.8%	N.M.

Effect of catastrophe costs on the combined ratio	26.9%	7.7%	N.M.	15.9%	4.4%	N.M.

Automobile and property detail:
Premiums written (voluntary) (B)	$143.1	$141.7	1.0%	$407.4	$401.1	1.6%
Automobile	93.1	93.1	—	275.2	274.6	0.2%
Property	50.0	48.6	2.9%	132.2	126.5	4.5%

Premiums earned (voluntary) (B)	134.3	131.9	1.8%	401.7	392.6	2.3%
Automobile	91.6	91.2	0.4%	273.6	273.3	0.1%
Property	42.7	40.7	4.9%	128.1	119.3	7.4%

Policies in force (voluntary) (in thousands)				798	801	-0.4%
Automobile				535	535	—
Property				263	266	-1.1%

Policy renewal rate (voluntary)
Automobile (6 months)				91.5%	91.4%	N.M.
Property (12 months)				88.7%	88.2%	N.M.

Voluntary automobile operating statistics:
Loss and loss adjustment expense ratio	62.1%	69.9%	N.M.	68.3%	69.5%	N.M.
Expense ratio	22.1%	23.8%	N.M.	23.5%	24.2%	N.M.
Combined ratio	84.2%	93.7%	N.M.	91.8%	93.7%	N.M.

Effect of catastrophe costs on the combined ratio	2.0%	0.7%	N.M.	1.6%	0.5%	N.M.

Total property operating statistics:
Loss and loss adjustment expense ratio	143.8%	78.9%	N.M.	105.4%	61.2%	N.M.
Expense ratio	23.2%	23.9%	N.M.	24.0%	24.6%	N.M.
Combined ratio	167.0%	102.8%	N.M.	129.4%	85.8%	N.M.

Effect of catastrophe costs on the combined ratio	82.1%	24.2%	N.M.	47.3%	13.8%	N.M.

Prior years’ reserves favorable (adverse) development, pretax
Voluntary automobile	$6.2	$2.8	121.4%	$9.7	$7.2	34.7%
Total property	(0.5)	0.9	N.M.	0.1	7.6	-98.7%
Other property and casualty	0.6	—	N.M.	1.6	—	N.M.

Total	6.3	3.7	70.3%	11.4	14.8	-23.0%

N.M. - Not meaningful.

(A)	Includes allocated loss adjustment expenses and catastrophe reinsurance reinstatement premiums.

(B)	Amounts are net of additional ceded premiums to reinstate the Company’s property and casualty catastrophe reinsurance coverage, if any, as quantified above.

HORACE MANN EDUCATORS CORPORATION

Supplemental Business Segment Overview (Unaudited)

(Dollars in Millions)

	Quarter Ended September 30,			Nine Months Ended September 30,
	2008	2007	% Change	2008	2007	% Change
ANNUITY

Contract deposits	$83.1	$87.8	-5.4%	$237.8	$258.3	-7.9%
Variable	31.7	35.8	-11.5%	102.6	111.2	-7.7%
Fixed	51.4	52.0	-1.2%	135.2	147.1	-8.1%
Contract charges earned	4.2	5.5	-23.6%	13.8	16.4	-15.9%
Net investment income	34.4	32.6	5.5%	101.5	96.1	5.6%
Net interest margin (without realized investment gains and losses)	10.8	9.7	11.3%	32.2	28.9	11.4%
Other income	1.4	1.7	-17.6%	4.1	4.2	-2.4%
Mortality loss and other reserve changes	(0.3)	(0.3)	—	(0.4)	(0.9)	-55.6%
Operating expenses (includes policy acquisition expenses amortized)	6.0	7.9	-24.1%	26.2	25.6	2.3%
Amortization of intangible assets	0.9	0.9	—	3.1	3.0	3.3%
Income before tax	9.2	7.8	17.9%	20.4	20.0	2.0%
Net income	6.3	5.2	21.2%	14.4	13.7	5.1%
Pretax income increase (decrease) due to valuation of:
Deferred policy acquisition costs	$2.2	$0.2	N.M.	$0.1	$0.2	N.M.
Value of acquired insurance in force	0.2	—	N.M.	—	(0.1)	-100.0%
Guaranteed minimum death benefit reserve	(0.2)	—	N.M.	(0.3)	(0.1)	200.0%
Annuity contracts in force (in thousands)				168	164	2.4%
Accumulated value on deposit				$3,539.0	$3,750.7	-5.6%
Variable				1,266.1	1,610.3	-21.4%
Fixed				2,272.9	2,140.4	6.2%
Annuity accumulated value retention - 12 months
Variable accumulations				92.7%	90.8%	N.M.
Fixed accumulations				93.3%	91.9%	N.M.

LIFE

Premiums and contract deposits	$24.8	$24.6	0.8%	$74.4	$74.1	0.4%
Premiums and contract charges earned	24.7	24.4	1.2%	73.9	72.4	2.1%
Net investment income	15.0	14.3	4.9%	44.5	42.4	5.0%
Income before tax	6.9	8.4	-17.9%	19.2	19.6	-2.0%
Net income	4.4	5.5	-20.0%	12.2	12.7	-3.9%
Pretax income increase (decrease) due to valuation of:
Deferred policy acquisition costs	$0.2	$(0.1)	N.M.	$0.1	$—	N.M.
Life policies in force (in thousands)				222	227	-2.2%
Life insurance in force				$13,619	$13,499	0.9%
Lapse ratio - 12 months
(Ordinary life insurance)				5.5%	5.6%	N.M.

CORPORATE AND OTHER (A)

Components of loss before tax:
Net realized investment gains (losses)	$(45.2)	$(0.5)	N.M.	$(55.7)	$2.1	N.M.
Interest expense	(3.4)	(3.4)	—	(10.2)	(10.6)	-3.8%
Other operating expenses, net investment income and other income	(0.8)	(0.4)	100.0%	(1.7)	(1.8)	-5.6%
Loss before tax	(49.4)	(4.3)	N.M.	(67.6)	(10.3)	N.M.
Net loss	(40.2)	(2.7)	N.M.	(52.2)	(6.7)	N.M.

N.M. - Not meaningful.

(A)	The Corporate and Other segment includes interest expense on debt and the impact of realized investment gains and losses and other corporate level items. The Company does not allocate the impact of corporate level transactions to the insurance segments consistent with how management evaluates the results of those segments.

HORACE MANN EDUCATORS CORPORATION

Supplemental Business Segment Overview (Unaudited)

(Dollars in Millions)

	Quarter Ended September 30,			Nine Months Ended September 30,
	2008	2007	% Change	2008	2007	% Change
INVESTMENTS

Annuity and Life
Fixed maturities, at fair value (amortized cost 2008, $3,170.2; 2007, $3,111.3)				$2,956.3	$3,077.4	-3.9%
Equity securities, at fair value (cost 2008, $50.9; 2007, $49.1)				36.6	47.2	-22.5%
Short-term investments				113.6	60.8	86.8%
Short-term investments, securities lending collateral				—	77.6	-100.0%
Policy loans and other				106.9	101.0	5.8%

Total Annuity and Life investments				3,213.4	3,364.0	-4.5%

Property & Casualty
Fixed maturities, at fair value (amortized cost 2008, $659.3; 2007, $758.7)				622.1	758.8	-18.0%
Equity securities, at fair value (cost 2008, $30.7; 2007, $32.4)				25.0	32.5	-23.1%
Short-term investments				54.2	6.3	N.M.
Short-term investments, securities lending collateral				—	—	—

Total Property & Casualty investments				701.3	797.6	-12.1%

Corporate investments				0.9	6.7	-86.6%

Total investments				3,915.6	4,168.3	-6.1%

Net investment income
Before tax	$57.8	$56.0	3.2%	$172.2	$166.3	3.5%
After tax	39.2	38.1	2.9%	117.0	113.0	3.5%

Net realized investment gains (losses) by investment portfolio included in Corporate and Other segment gain (loss)
Property & Casualty	$(11.9)	$(0.6)	N.M.	$(13.6)	$(0.2)	N.M.
Annuity	(30.7)	0.1	N.M.	(41.8)	3.5	N.M.
Life	(2.6)	—	N.M.	(0.3)	(1.2)	N.M.
Corporate and Other	—	—	N.M.	—	—	N.M.

Total, before tax	(45.2)	(0.5)	N.M.	(55.7)	2.1	N.M.
Total, after tax	(37.5)	(0.3)	N.M.	(44.2)	1.4	N.M.
Per share, diluted	$(0.96)	$(0.01)	N.M.	$(1.10)	$0.03	N.M.

N.M. - Not meaningful.

HORACE MANN EDUCATORS CORPORATION

Supplemental Business Segment Overview (Unaudited)

(Dollars in Millions)

	September 30, 2008		June 30, 2008	December 31, 2007
	Fair Value	Net Unrealized Gain (Loss)	Net Unrealized Gain (Loss)	Net Unrealized Gain (Loss)
FIXED MATURITY & EQUITY SECURITY INVESTMENTS
Fixed income securities
U.S. government and federally sponsored agency bonds	$165.7	$0.2	$0.8	$2.3
Municipal bonds	477.9	(22.8)	(5.1)	6.0
Corporate bonds
Financial institutions	183.6	(31.6)	(13.5)	(3.0)
Other	1,259.5	(113.5)	(34.1)	11.0
High yield	162.9	(17.2)	(9.5)	(4.6)
Foreign government bonds	14.9	0.5	0.9	1.5
Mortgage-backed securities
Prime agency	874.3	(0.6)	(2.3)	1.9
Prime other	16.3	(0.1)	(1.6)	0.5
Sub-prime, Alt-A	7.5	(0.7)	(0.6)	(0.1)
Commerical mortgage-backed securities	258.5	(47.1)	(23.9)	(5.4)
Asset-backed securities
Sub-prime, Alt-A	4.4	(0.3)	(0.1)	—
Collateralized debt obligations, collateralized loan obligations	14.9	(1.2)	(2.5)	(3.8)
Other	96.1	(3.8)	(1.1)	0.4
Preferred stocks
Financial institutions	67.1	(25.1)	(9.4)	(7.6)
Other	33.8	(8.1)	(4.2)	(3.4)

Total fixed income securities	3,637.4	(271.4)	(106.2)	(4.3)
Common stocks	2.6	0.3	0.3	(0.5)
Derivatives	—	—	—	—

Total fixed maturity and equity security investments	$3,640.0	$(271.1)	$(105.9)	$(4.8)

	September 30, 2008
	Fair Value	Net Unrealized Gain (Loss)
BANKING AND FINANCE EXPOSURE
Wells Fargo & Company / Wachovia Corporation	$20.4	$(1.8)
Bank of America Corporation / Merrill Lynch & Co., Inc.	19.5	(4.9)
JPMorgan Chase & Co.	18.8	(6.2)
The Goldman Sachs Group, Inc.	18.3	(4.4)
General Electric Company / GE Capital	18.0	(3.3)
Citigroup Inc.	12.1	(2.5)
American Express Company	12.0	(1.5)
Morgan Stanley	11.0	(5.4)
Barclays PLC	10.7	(3.3)
National Australia Bank Limited	9.6	(0.8)
UBS AG	9.5	(2.8)
HSBC North America Holdings Inc.	8.8	(2.4)
The Royal Bank of Scotland plc	6.9	(2.4)
All other, 45 issuers	75.1	(15.0)

Total	$250.7	$(56.7)